Exhibit 5.1

December 21, 2015

British Columbia Securities Commission PO Box 10142, Pacific Centre 701 West Georgia Street Vancouver, BC V7Y 1L2	Ontario Securities Commission 20 Queen Street West, 19th Floor, Box 55 Toronto Ontario M5H 3S8
Alberta Securities Commission 600, 250 – 5th Street S.W. Calgary, AB T2P 0R4

The Board of Directors of ESSA Pharma Inc.

Dear Sirs / Mesdames:

Re:    ESSA Pharma Inc.

We refer to the Canadian short form base shelf prospectus (the “Prospectus”) and Amendment No. 1 to the Registration Statement on Form F-10 (“Amendment No. 1”) of ESSA Pharma Inc. (“ESSA” or the “Company”) relating to the offering of up to $100,000,000 in aggregate common shares, warrants, or units and debt securities of the Company.

We consent to being named and to the use through incorporation by reference in the above-mentioned Prospectus and Amendment No. 1 of our report dated December 14, 2015 to the shareholders of the Company on the following financial statements:

•	The audited annual consolidated financial statements of ESSA for the fiscal year ended September 30, 2015, together with the notes thereto and the auditor’s report thereon.

We report that we have read the Prospectus and Amendment No. 1 and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements. We have complied with Canadian generally accepted standards for an auditor's consent to the use of a report of the auditor included in an offering document, which does not constitute an audit or review of the Prospectus as these terms are described in the CPA Canada Handbook – Assurance.

Yours very truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP

Chartered Professional Accountants